Filed Pursuant to Rule 424(b)(3)

Registration No. 333-174085

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated August 12, 2011)

PATIENT SAFETY TECHNOLOGIES, INC.

This is a prospectus supplement to our prospectus dated August 12, 2011 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 31,244,769 shares of our common stock, including shares issuable upon conversion of our Series B Convertible Preferred Stock and shares issuable upon the exercise of outstanding warrants. On February 23, 2012, we filed with the Securities and Exchange Commission a Current Report on Form 8-K, event date February 16, 2012 (the “8-K”).  The text of the 8-K is attached to and is a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 5-17 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is February 23, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2012

PATIENT SAFETY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-09727	13-3419202
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2 VENTURE PLAZA, SUITE 350, IRVINE, CALIFORNIA 92618

(Address of Principal Executive Offices) (Zip Code)

(949) 387-2277

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

One of the members of the Company’s board of directors, Herbert Langsam, passed away on February 7, 2012. Mr. Langsam was one of the two directors appointed by the holders of the Company’s Series A Preferred Stock.

On February 16, 2012, Dr. Louis Glazer, one of the other directors appointed by the holders of the Company’s Series A Preferred Stock, filled the vacancy created by the death of Mr. Herbert Langsam by appointing Dr. Glazer’s daughter, Ms. Lynne Silverstein, as the second Series A director. No Board vote was taken on this appointment because under Article IV, Section D(6)(b)(iii) of the Company’s Amended and Restated Certificate of Incorporation, any vacancy occurring in the office of a director elected by the holders of the Series A Preferred Stock may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by such holders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2012	Patient Safety Technologies, Inc.
	By:	/s/ Brian E. Stewart Brian E. Stewart President and Chief Executive Officer